EXHIBIT 10.1

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     This Agreement, effective as of August 27, 2003 (“Effective Date”), by and between Advanced Viral Research Corp., a Delaware corporation, with offices located at 200 Corporate Boulevard South, Yonkers, New York 10107 (“Company”), and Shalom Z. Hirschman, M.D., with an address at 5240 Blackstone Avenue, Riverdale, New York 10471 (“Employee”).

RECITALS:

     A.     The Company and Employee entered into an Employment Agreement dated October 14, 1996 (“Employment Agreement”), which was in effect until July 8, 1998.

     B.     The Company and Employee entered into an amended and restated employment agreement dated as of July 8, 1998, which superseded in all respects the Employment Agreement (“First Amended/Restated Employment Agreement”).

     C.     The Company and Employee entered into a second amended and restated employment agreement dated as of May 12, 2000 (“Second Amended/Restated Employment Agreement”), which superseded in all respects the First Amended/Restated Employment Agreement”.

     D.     Employee has resigned from the positions of Chief Executive Officer, President, and Chief Scientific Officer of the Company and as a member of the Company’s board of directors (“Board”).

     E.     Effective as of August 27, 2003 (“Effective Date”), the Board has agreed to engage Employee with the title of Chief Scientist. The Chief Scientist will be an officer of the Company and will be covered by all insurance policies covering officers of the Company.

     F.     By this third amended and restated employment agreement (“Third Amended/Restated Employment Agreement”), the parties intend to amend, modify and supersede in its entirety the Second Amended/Restated Employment Agreement. Effective on the Effective Date, the Second Amended/Restated Employment Agreement shall have no force or effect.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, and for good and valuable consideration, Employee and the Company agree as follows:

Employment; Limitation of Authority

     1.     On the Effective Date, Employee shall assume the office of Chief Scientist.

     2.     As Chief Scientist, Employee agrees to undertake and perform such services in that position as the Board, in its discretion, shall reasonably request from time to time in connection with the Company’s business. Employee shall not represent to any person that he has authority to bind the Company to any obligation or indebtedness whatsoever.

Term of Employment; Termination of Employment.

     3.     Term of Employment. The term of Employee’s employment with the Company under this Agreement shall begin as of the Effective Date of this Agreement and continue until December 31, 2004, except in the case of a termination as defined in paragraphs 4 or 5 below.

     4.     Termination “For Cause” by Company. The Company has the right to terminate Employee’s employment prior to the expiration of Employee’s term of employment “For Cause.”

(a) For purposes of this Agreement, “For Cause” means the occurrence of any one of the following:

(i) Employee becomes unfit to properly render services to the Company because of alcohol or drug related abuses, as defined under and as consistent with applicable laws;

(ii) conviction of a crime of moral turpitude that constitutes a felony under federal or state law;

(iii) material breach of this Agreement which is not cured within sixty (60) days after written notice is given by the Company to the Employee.

Such termination, except for material breach, shall be effective sixty (60) days after the delivery of written notice thereof to the Employee, or at such later time as may be designated in said notice. The Employee shall vacate the offices of the Company on or before such effective date unless such termination for cause may be subject to cure by the Employee. All compensation due hereunder shall cease as of said effective date of the termination, except accrued compensation that shall remain unpaid at such date, and except for the continued right of the Employee to exercise the Options; provided, however, that in the event of termination of the Employee’s employment for cause, he may exercise his Options for a period expiring ninety (90) days after the date of such termination.

     5.     Termination by Employee

(a) Termination for “Good Reason.” Employee may terminate this Agreement for “Good Reason” prior to the end of the term provided that he delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination. Good Reason means if the Company materially changes the Employee’s duties, responsibilities or working conditions or takes any other actions which impede the Employee in the performance of his duties hereunder. If the Employee terminates this Agreement for good reason, the Company shall be required to pay the Employee the compensation, remuneration, benefits and allowance and expenses specified in paragraphs 6,8, 10 and 11 of this Agreement for the remainder of the term of this Agreement, and the Employee may exercise the Options until the expiration as set forth in paragraph 6(c) below.

(b) Termination Without “Good Reason.” If Employee terminates this Agreement prior to the end of the term without “Good Reason,” as defined in paragraph 5(a) above, provided he delivers written notice of such intention to terminate not less than sixty (60) days prior to the date of such termination. All compensation and other benefits shall cease as of the effective date specified in such notice.

(c) Death of Employee. This Agreement shall terminate immediately upon the death of the Employee, in which case all compensation due hereunder shall cease as of the date of the Employee’s death, except that (i) all compensation due under this Agreement as of the date of termination shall be paid to Employee’s estate; (ii) the beneficiary or beneficiaries of the term life insurance policy maintained by the Company pursuant to paragraph 6(b) shall be entitled to receive the entire death benefits thereunder and (iii) until the earlier of (A) 180 days after the issuance of Letters Testamentary or

Letters of Administration to the executor or administrator of the Employee’s estate or (B) one year after the death of the Employee, all of the Employee’s stock options, to the extent vested on the date of his death, may be exercised.

     6.     Compensation and Benefits

(a) As compensation for the services rendered and to be rendered under this Agreement, the Company shall continue to pay Employee for his services an annual salary at the rate of $361,000 per year (“Base Salary”), payable in biweekly installments commencing on the Effective Date of this Agreement and shall continue to provide the Employee with benefits provided under the Second Amended/Restated Employment Agreement.

(b) During the term of this Agreement only, the Company shall purchase, at its expense, a major medical insurance policy, disability policy and dental policy insuring Employee and his dependents who reside in his household, which policy shall be reasonably acceptable to the parties hereto. The Company shall also purchase a term life insurance policy at least in the amount of $1,000,000, with the beneficiary to be designated by Employee. The Employee may change the designation of the beneficiary upon written notice to the Company. The Company shall provide to the Employee written proof of payment of premiums at least once annually. A description of the tem life insurance policy on the life of the Employee that the Company currently owns and maintains is set forth on Exhibit A to this Agreement. In the discretion of the Company, the Employee shall cooperate with the Company in purchasing a “key man” life insurance policy, which will designate the Company as beneficiary.

(c) Employee shall retain all of the previously approved and issued options to purchase 39.1 million shares of the Company’s common stock at the exercise price previously granted, as set forth in Schedule A attached (“Options”), which Options expire on February 17, 2008; provided, however, that the Options shall expire (i) 90 days after Employee terminates his employment without Good Reason, as specified in paragraph 5(b) above or (ii) the Company terminates Employee for cause, as that term is defined in paragraph 4(a) above. The Employee may exercise the Options upon the occurrence of a Change of Control, as defined in paragraph 7(d) of this Agreement, until the expiration of their term as set forth in this paragraph 6(c). In the event that the Employee has unexercised options outstanding on February 17, 2008, and the common stock of the Company has a trading price of less than $1, then the expiration of options to acquire 10 million shares (or such lesser number then outstanding) shall be extended for an additional 2 years until February 17, 2010 at the exercise price of $.50 per share. The Company acknowledges that the Options are fully vested and that the shares underlying the Options have been registered. The Company agrees to use its best efforts to cause such shares to be registered or to have the registration of such shares to continue to be effective in order that the shares may be resold without a restrictive legend. At Employee’s request, the Company will enter into a stock option agreement incorporating the terms set forth in this paragraph 6(c).

(d) Employee has earned and is entitled to a bonus in the amount of $50,000, which shall be payable in a lump sum from the proceeds of new financing or capital investment provided (i) the Company receives new financing or a capital investment of not less than $1,500,000, and (ii) Employee is terminated other than For Cause. If Employee is terminated as a result of Employee’s death, the $50,000 shall be payable to Employee’s estate, provided the condition precedent to payment set forth in paragraph 5(c) is satisfied.

     7.     Change of Control

(a) If there occurs a Change of Control (as defined in this paragraph 7(d) below) of the Company, the Employee may, at his option, upon thirty (30) days written notice given to the

Company within one hundred and eighty (180) days after a Change of Control, terminate this Agreement, and the Employee shall be entitled to receive payment of his Base Salary (as set forth in paragraph 6(a) above) and as modified by paragraph 7(b) below, for the remaining term of the Agreement, to be paid as a lump sum.

(b) Notwithstanding any other provision of this Agreement, if the aggregate present value of the “parachute payments” to the Employee, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (“IRC”), is at least three times the “base amount” determined under such Section 280G, then the compensation otherwise payable under this Agreement and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company or any other affiliate thereof shall be reduced so that the aggregate present value of the parachute payments to the Employee, determined under such Section 280G, does not exceed 2.99 times the base amount. In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded by Section 280G(b) of the IRC as a “parachute payment” or as an “excess parachute payment.”

(c) Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to the Employee.

(d) “Change in Control” means the occurrence of any of the following:

(i) the consummation of any transaction, the result of which is that any person or group, as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Employee, Bernard Friedland or William Bregman or any affiliate thereof or any group comprised of any of the foregoing, owns, directly or indirectly, 51% of the Common Equity, as defined below, of the Company;

(ii) the Company consolidates with, or merges with or into, another person (other than a direct or indirect wholly owned subsidiary) or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock, as defined below, of the Company, as the case may be, is converted into or changed for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company, as the case may be, is converted into or exchanged for Voting Stock of the surviving or transferee corporation and the beneficial owners of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction;

(iii) the Company, either individually or in conjunction with one or more subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, or the subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and its subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the subsidiaries, to any person (other than the Company or a wholly owned subsidiary of the Company); or

(iv) during any two (2)-year period commencing subsequent to the date of this Agreement, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of two-thirds of the directors then still in office) who were either directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board of Directors then in office; provided, however, that a person shall not be deemed to have ceased being a director for such purpose if such person shall have resigned or died. For purposes of this paragraph

7(d)(iv), (xx) the term “Common Equity” of the Company means all capital stock of the Company that is generally entitled to vote in the election of directors and (yy) the term “Voting Stock” of the Company mean securities of any class of capital stock of the Company entitling the holders thereof to vote in the election of members of the Board of Directors of the Company.

     8.     Automobile. The Company has leased or purchased for Employee an automobile selected and to be used by Employee, having a list price not in excess of $40,000, it being understood and agreed that such automobile shall be necessary by Employee in the conduct of the Company’s business as a condition of his employment. The Company shall continue to make payments for such leased or purchased automobile and shall pay for all gas, oil, repairs and maintenance, as well as the lease or purchase payments, as applicable.

     9.     Location of Employment. The Company shall provide Employee with secretarial assistance in carrying out the services requested by the Board and an office at the Company’s Yonkers, New York facility during such time as the Company maintains its headquarters at that facility comparable in size and amenities to the offices provided to management personnel within the Company. In the event that the Company’s headquarters are relocated , Employee will be provided with a comparable office at the new facility; provided, however, that if the Company relocates its headquarters outside the metropolitan area, Employee has the right to perform his services remotely from his home.

     10.     Reimbursable Expenses. Except as otherwise provided in this Agreement, the Company shall reimburse Employee for all reasonable and necessary expenses, or Employee is entitled to charge to the Company all reasonable and necessary expenses incurred by him, in and about the course of his employment by the Company, provided that said expenses are deductible under the current tax law and sufficient proof is furnished by Employee. Such expenses shall include but not be limited to:

(a) License fees, membership dues in professional organizations, and subscriptions to two professional journals; provided that the maximum costs to be paid by the Company in any year with respect to this paragraph (a) shall not exceed $1,200.

(b) Employee’s necessary travel, hotel and entertainment expenses incurred in connection with overnight, out-of-town trips for educational, professional, financial, or other related meetings, and/or in connection with other events that contribute to the benefit of the Company and as requested by the Board.

(c) Employee’s necessary travel and entertainment expenses in connection with in-town events for education, professional, financial, or other related meetings or in connection with other events that contribute to the benefit of the Company and as requested by the Board.

(d) All other expenses that are pre-approved by the Board.

     11.     Vacation. Employee shall be entitled to such vacation as shall be authorized by the Company from time to time, but not less than four (4) weeks during each calendar year.

     12.     Sick or Other Leave. If Employee becomes so disabled as to be unable to perform the services requested by the Board under this Agreement (as determined by one or more experienced and reputable physicians selected by the Company and approved by the Employee or his representative, which approval shall not be unreasonably withheld), he shall be entitled to disability leave for a period of at least (4) consecutive months or (6) months in any 12 month period. At the expiration of any such period of disability, either party shall have the right to terminate the Employment arrangement created hereby as if it had expired in the normal course; provided, however, that in the event of termination of the Employee’s employment under this Agreement as a result of his disability, the Employee or his representative may exercise the Employee’s Options until the expiration of their original term, as set forth in paragraph 6(c) above.

     13.     Patents. The parties agree that if any patents shall be developed by Employee or any patents shall result from the knowledge Employee acquires while performing his duties to the Company under this Agreement, Employee agrees to assign such patents to the Company. Employee also agrees to execute such documents and perform such activities as the Company may reasonably request to obtain such patents and to assist the Company, as reasonably requested by the Board, in defending its patents.

     14.     Notices

(a) Any notice required to be given hereunder shall be deemed given, and all time periods shall run from, the date of such notice.

(b) Any notice required to be given hereunder shall be deemed sufficient if in writing and transmitted by a reputable overnight mail service or certified mail, with proof of mailing, to the following:

If to Employee:	Shalom Z. Hirschman, M.D. 5240 Blackstone Avenue Riverdale, NY 10471

With a copy to:	Neil J. Moritt, Esq. Moritt Hock Hamroff & Horowitz, LLP 400 Garden City Plaza Garden City, NY 11530

If to Company:	Advanced Viral Research Corp. 200 Corporate Boulevard South Yonkers, NY 10107 Attention: Eli Wilner, Chairman

(b) Any party to this Agreement may change the address to which notice is to be given by notifying the other party in compliance with the provisions of paragraph 14(a) above.

     15.     Arbitration. Any controversy, dispute or claim by any party for breach or enforcement of any provision of this Agreement or arising in any way out of Employee’s employment with the Company will be subject to binding arbitration through a single arbitrator of the parties’ choice through the American Arbitration Association. The arbitration shall be conducted in New York City. If the parties cannot agree upon an arbitrator out of the panel, then each party shall choose its own independent representation and those independent representatives shall in turn choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The decision of the arbitrator shall be final and conclusive, and the parties waive the right to a trial de novo or appeal, except for the purpose of enforcing the arbitrator’s decision.

     16. Devotion to the Company’s Business and Policies. Employee shall devote such time and attention to the business and affairs of the Company while employed by the Company as is reasonably necessary in order to timely fulfill the services requested by the Board pursuant to this Agreement and shall observe and abide by the corporate policies and decisions of the Company in all business matters.

     17.     Covenant Not to Compete and Confidentiality

(a) In order to induce the Company to enter into an employment relationship, but if and only if this Agreement is terminated by the Company for cause as specified in paragraph 4 above or by the Employee without Good Reason as specified in paragraph 5(b) above, and under no other circumstance, the Employee covenants and agrees that for a period of three (3) years after termination of the Employee’s employment, the Employee will not directly or indirectly, as sole proprietor, independent contractor, employee, consultant, agent, partner or joint venturer, or as an officer, director, stockholder, agent, servant or employee of any firm, person, entity, partnership or corporation, or otherwise, engage or participate in or attempt to engage or participate in any manner in the same, a similar or a directly or indirectly competitive business, to that of the Company.

(b) If and only if this Agreement is terminated by the Company for cause as specified in paragraph 4 above or by the Employee without Good Reason as specified in paragraph 5(b) above and under no other circumstance, for a period of one (1) year from and after the termination of the Employee’s employment, the Employee agrees that he shall refrain from soliciting and shall not, directly or indirectly, as sole proprietor, independent contractor, employee, consultant, agent, partner, or joint venturer, or as an officer, director, stockholder, agent or employee of any firm, person, entity, partnership or corporation, or otherwise, solicit the employees of the Company to leave the service of the Company.

(c) The parties agree that all information concerning the Company’s product, RETICULOSE (or Product R), is highly confidential and is the sole and exclusive property of the Company. The parties acknowledge that the Employee shall have access to confidential information concerning the Company and specifically concerning RETICULOSE (or Product R), including methodology of manufacture of RETICULOSE (or Product R), among other confidential data and information. The Employee expressly agrees to refrain from disclosing to any person or entity, other than at the direction and approval of the Board of Directors, any confidential information regarding RETICULOSE (or Product R), either directly or indirectly, or seek to exploit RETICULOSE (or Product R), other than through and with the approval of the Company.

(d) (i) It is agreed and understood by and among the parties to this Agreement that the restrictive covenants and agreements set forth in subparagraphs (a), (b) and (c) of this paragraph 17 each individually essential elements of this Agreement and that, but for agreement of the Employee to comply with such covenants and agreements, the Company would not have agreed to employ the Employee. Further, the Employee expressly acknowledges that the restrictions contained in subparagraphs (a), (b) and (c) of this paragraph 17 are reasonable and necessary to accomplish the mutual objectives of the parties associated with the employment relationship and to protect the Company’s legitimate interests and protecting its business and business relationships. The Employee further acknowledges that enforcement of the restrictions contained herein will not deprive him, or any of his agents, servants or employees, or any of them, of the ability to earn a reasonable living and that any violation of the restrictions contained in this Agreement will cause irreparable injury to the Company. Such covenants and agreements of the Employee shall be construed as agreements independent of any provision of this Agreement and of each other. The existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such restrictive covenants and agreements.

(ii) It is agreed by the parties hereto that if any portion of the restrictive covenants and agreements set forth in subparagraphs (a), (b) and (c) of this paragraph 17 are held to be invalid, unreasonable, arbitrary or against public policy, then each such agreement shall be considered divisible both as to time, geographical area and any other relevant feature, with each month of a specified period being deemed a separate period of time and each geographical market area being deemed a separate geographical area, it being the intention of the parties that a lesser period of time, geographical area or other relevant feature shall be enforced as long as the same is not unreasonable, arbitrary or against public policy. The parties hereto further agree that, in the event any court of competent jurisdiction determines that a specified time period, a specified geographical area or any other relevant feature which is determined to be reasonable, nonarbitrary and not against public policy may be enforced against the Employee, and the Employee agrees to be bound thereby.

(iii) The parties hereto agree that damages at law, including but not limited to monetary damages, will be an insufficient remedy to the Company in the event that the restrictive covenants of subparagraphs (a), (b) and (c) of this paragraph 17 are violated and that, in addition to any remedies or rights that may be available to the Company, all of which other remedies or rights shall be deemed to be cumulative, are retained by the Company and not waived by the enforcement of any remedy available hereunder, including but not limited to the right to sue for monetary damages; the Company also shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief, including but not limited to a temporary restraining order or temporary, preliminary or permanent injunction, to enforce the provisions of this

     18.     Assignment. The rights and obligations of Employee and the Company hereunder are personal and may not be assigned.

     19.     Effective Waiver. The failure of either party to insist on strict compliance by the other party with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of that term, covenant or condition and shall not be deemed a waiver or relinquishment of any right or power under this Agreement.

     20.     Entire Agreement; Modifications. This Agreement sets forth the entire agreement and understanding of the parties with respect to the continued employment of Employee by the Company and may not be varied by any statement, representation, warranty, or covenant not set forth in this Agreement. This Agreement may not be modified, except in writing, signed by both parties to this Agreement.

     21.     Independent Counsel. The Employee acknowledges that he has consulted with legal counsel of his choosing before entering into this Agreement, and that he executes this Agreement freely and voluntarily. The Parties acknowledge that they have read this Agreement, know its contents and the legal ramifications of this Agreement, and signed it with full knowledge of all relevant facts and circumstances. The Parties cooperated in the drafting of this Agreement and any controversy over the construction of this Agreement shall be decided neutrally without events of authorship or negotiation.

     22.     Applicable Law. The laws of the State of New York shall govern this Agreement.

     23.     Counterparts. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date indicated below.

ADVANCED VIRAL RESEARCH CORP.

By: /s/ Eli Wilner

Name: Eli Wilner Title: Chairman

/s/ Shalom Z. Hirschman, M.D.

Shalom Z. Hirschman, M.D.

SCHEDULE A

ADVANCED VIRAL RESEARCH CORP.
COMMON STOCK OPTIONS ISSUED TO SHALOM Z. HIRSCHMAN, M.D.

Shares	Exercise Price

4,100,000	$0.18
4,000,000	$0.19
27,000,000	$0.27
4,000,000	$0.36